Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Form F-3 (File No. 333-[ ]), under the Securities Act of 1933 of our report dated April 30, 2026, with respect to the consolidated balance sheets of J-Star Holding Co., Ltd. and its subsidiaries as of December 31, 2025 and 2024, and the related consolidated statements of comprehensive (loss) income, changes in equity, and cash flows for each year in the three-year period ended December 31, 2025 and the related notes included herein.

San Mateo, California	WWC, P.C.
September 4, 2026	Certified Public Accountants
PCAOB ID No. 1171